Exhibit 10.9

                        SEPARATION AND RELEASE AGREEMENT

         THIS SEPARATION AND RELEASE AGREEMENT (the "Agreement") is entered into on April 6, 2004 by and between April Green (the "Employee") and The Singing Machine Company, Inc., a Delaware Corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Employee was employed by the Company as its Chief Financial Officer pursuant to an employment agreement dated March 15, 2002 (the "Employment Agreement");

         WHEREAS, the Company and the Employee have mutually decided that the Employee will resign and receive compensation pursuant to the terms and conditions contained herein;

         WHEREAS, the parties hereto desire to put to rest and settle all controversies between them related to or arising out of Employee's employment with, and resignation from, the Company and the facts and circumstances underlying the same, and to settle and compromise any and all claims and differences between them, of any sort, origin or description in order to avoid the costs and uncertainties inherent in possible future litigation.

         NOW, THEREFORE, Employee and the Company, intending to be legally bound hereby and in consideration of the promises contained herein, do hereby agree as follows:

         1. RESIGNATION. The Employee agrees to resign as (i) the Company's Financial Officer and from any other positions that she holds with the Company and (ii) a director and from any other positions that she holds with International SMC (HK) Ltd., the Company's Hong Kong subsidiary, effective as of the end of the business day on Friday, April 9, 2004 (the "Resignation Date"). The Employee acknowledges and agrees that after the Resignation Date, she will not have the authority to represent or bind the Company or its subsidiaries as an officer or employee.

2.       TERMINATION OF EMPLOYMENT AGREEMENT AND OPTIONS.

         2.1 Employee acknowledges and agrees that this Agreement shall serve to terminate her Employment Agreement and that this Agreement sets forth all the compensation that is payable to her, effective as of the Resignation Date. The Employee will continue to receive regular salary and auto allowance payments pursuant to the Company's normal payroll practices through the Resignation Date. The Employee agrees that prior to her Resignation Date or as soon as possible thereafter, she will file or assist in filing all restatements of the Company's Form 10-Q, Form 10-QSB, Form 10-KSB and any other SEC filings that the Company is required to file as a result of its restatement of its financial results for the fiscal years ended March 31, 2002 and 2001.

         2.2 The Employee agrees that she will have until July 8, 2004, to exercise any vested options ("Vested Options") that have been granted to her by the Company during the term of her employment with the Company. The Employee acknowledges and agrees that the only Vested Options that she owns as of the date of this Agreement are as follows: options to purchase 26,000 shares of the Company's common stock at an exercise price of $2.04 per share and options to purchase 4,000 shares at an exercise price of $9.00 per share. The Employee agrees that any of the Vested Options, listed in this Section 2.2, which the Employee has not exercised by July 8, 2004, will be deemed to be cancelled, null and void at the end of the business day on July 8, 2004. The Employee also acknowledges and agrees that she owns unvested options to purchase 15,000 shares of the Company's common stock at an exercise price of $9.00 per share and options to purchase 4,380 shares of the Company's common stock at a price of $1.97 per share and that all of these unvested options are deemed to be cancelled, null and void as of the date of signing this Agreement.

         2.3 The Employee agrees that she will provide consulting services to the Company during the period beginning on April 12, 2004 through May 24, 02004 ("Consulting Period"). The Company agrees that it will pay the Employee consulting fees at the rated described on Schedule 2.3 for each day that she renders consulting services to the Company during the Consulting Period. In no event shall the Employee be required to provide more that forty (40) hours of consulting services during any week. The Company agrees that it will provide the Employee with at least 24 hours advance notice when her presence is required at the Company's offices or at any other requested location. The Company agrees that it will pay her a minimum of $10,000 for services that she rendered during the Consulting Period, even if her presence is required for less than twenty days during this time period. Notwithstanding the forgoing, the Employee agrees that she will be available after May 24, 2004 for any emergencies that related to work that was completed during her employment with the Company prior to April 9, 2004 pursuant to the rates and terms set forth in Schedule 2.3 hereof.

         2.4 The Company and the Employee acknowledge the termination of the Employment Agreement and the survival and incorporation by reference herein of the provisions, terms and conditions set forth in Sections 12(c)-(d), 13 and 26 of the Employment Agreement.

         2.5 The Employee also agrees to amend Sections 12(a), 12(b), 15 and 26 of her Employment Agreement pursuant to the amendments contained herein and these amended provisions are incorporated by reference in this Agreement. The Employee agrees that she will comply with the restrictive covenants contained in
Section 12(a) of the Employment Agreement for a period of one (1) year after her Resignation Date and that she agrees that she will not work directly or indirectly for Memcorp, Inc. or Craig Electronics or any of their respective affiliated businesses during this one (1) year time period. The Employee agrees that she will be bound by the non-solicitation provisions set forth in Section 12(b) of the Employment Agreement for a period of one year after the


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date of this Agreement. The amendments to Section 15 and 26 of the Employment
Agreement are contained in Section 12 and 13 of this Agreement, respectively.

3.       SEVERANCE PAYMENTS.

         3.1 SEVERANCE PAYMENT. In consideration of the covenants set forth herein, the Company agrees to pay the Employee a severance payment equal to $115,519.24, in the aggregate, which is comprised of (i) salary payments in the amount of $100,000, (ii) a COBRA reimbursement payments equal to $6,600 and
(iii) payment for accrued vacation time equal to $4,153.85. The Company will include a payment of $4,153.85 for accrued vacation time in the last paycheck that is issued to the Employee on April 15, 2004. The Company will make the salary payments and COBRA reimbursement payments in the amounts and on the dates set forth on Schedule 3.1 attached hereto.

         3.2 BENEFITS. The Company will provide the Employee with information regarding any benefits which may be converted to individual coverage and/or coverage which includes her spouse in accordance with Consolidated Omnibus Budget Reconciliation Act (COBRA) regulations. Employee acknowledges and agrees that she will not be entitled to any perquisites, benefits or other compensation whatsoever after the Resignation Date, except as described in this Agreement.

         3.3 AMOUNTS STATED BEFORE TAXES. All amounts stated in this Agreement are prior to any deduction for applicable withholding taxes and other amounts that are required to be withheld or deducted by federal and Florida law.

         4. WAIVER AND RELEASE. For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Employee, including the payments to the Employee as described in Section 3 hereof, Employee hereby agrees that regardless of who assumes her duties, her separation of employment from the Company was not due in any way to age or any other type of discrimination or any wrongful act of the Company, and Employee and her Releasors do hereby voluntarily and fully release and forever discharge the Company, together with its past and current predecessors, successors, shareholders, officers, directors, employees, attorneys, trustees, insurers, representatives, contractors, subsidiaries, related organizations and affiliates (collectively, the "Released Parties"), jointly and individually, from any and all claims, demands, debts, causes of action, claims for relief, and damages, of whatever kind or nature, known or unknown, developed or undeveloped, which Employee had, now has or may hereinafter have from the beginning of the world to the date of this Agreement, including, without limitation, all claims and all rights which the Employee may have under Title VII of the Civil Rights Act of 1964; the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Age Discrimination and Employment Act of 1967; the Employee Retirement Security Act 42 U.S.C. ss. 1981; the Older Workers' Benefit Protection Act; the Americans with Disabilities Act; the Family Medical Leave Act of 1993; the Equal Pay Act; the Fair Labor Standards Act; the Broward County Equal Opportunity Ordinance, the Alleged Matters, any federal or state whistleblower acts and any and all other federal, state and local laws and statutes which regulate employment; and the laws of contracts, tort and other subjects. The Alleged Matters are defined in Section 6 hereof. The Employee agrees that the forgoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the Employee to fully and completely release all claims whatsoever in any way relating to the Employee's employment with the Company and to the termination of such employment.

         5. RELEASED PARTIES AND NO ADMISSION OF LIABILITY. For purposed of paragraph 4, "Releasors" shall mean, collectively, the spouse of the Employee and the Employee's dependents, heirs, executors administrators and assigns, past and present and each of them and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, successors, assigns and all persons acting by, through, under or in connection with them, past and present. The Employee further agrees that the definition of Released Parties contained in Section 4 of this Agreement shall be broadly construed and it expressly includes, without limitation, all current and former: officers, directors, employees, shareholders, attorneys, trustees, insurers, representatives and contractors of the Company, its subsidiaries and affiliated entities, in addition to the other persons and entities referred to in Section 4 hereof. Execution of this Agreement and payment of payments specified in Section 3 of this Agreement does not constitute an admission by any of the Released Parties of any violation of any civil rights or other employment discrimination stature, or any other legal statute, provision, regulation, ordinance, order or action under common law. Rather, this Agreement expresses the intention of the parties to resolve all issues and other claims related to or arising out of Employee's employment by the Company without the time and expense of litigation.

         6. NO COMPLAINTS OR LITIGATION. Except for the matters referenced in
Schedule 6 hereof (the "Alleged Matters"), the Employee represents and warrants that she had not filed against the Company or any of its subsidiaries, affiliates or any Released Parties, any complaints, charges or law suits arising out of her employment by the Company, or any other matter arising on or prior to the date hereof. The Employee covenants and agrees that she has completed and fully released the Released Parties from any and all liability, as set forth in
Section 4 of this Agreement, and this release includes, without limitation, the Alleged Matters.

         7. GOVERNING LAW. The law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the Employee's resignation from employment with the Company. This Agreement totally replaces and supercedes any and all prior agreements, arrangements, representations and understandings between the Employee and the Company, including but not limited to the Employment Agreement and agreements in which the Employee was granted iptions to purchase the Company's common stock, except for certain sections fo the Employment Agreement which have been incorporated herein by reference. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto. This Agreement may be specifically enforced in judicial proceedings and may be used as evidence in a subsequent proceeding in which a breach is alleged. Headings are for convenience only and should not be used in interpreting this Agreement.

         8. NON DISPARAGING REMARKS. The Employee agrees that she will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the Company's reputation, goodwill, services, business and/or the Company's stockholders, directors, officers, employees, agents, representatives and any affiliates or (2) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future Company employees, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Company, its reputation, goodwill, services, business and/or stockholders, directors, officers, employees, agents, representatives and its affiliates. The Company agrees that it will use its best efforts to make certain that Yi Ping Chan does not discuss the Employee's employment at the Company with any of the Employee's prospective future employers who contact the Company to obtain information about her employment at the Company.

9.       KNOWING AND VOLUNTARY SETTLEMENT.

         9.1 BECAUSE THE EMPLOYEE IS OVER FORTY (40) YEARS OF AGE, SHE HAS SPECIFIC RIGHTS UNDER THE OLDER WORKERS BENEFITS PROTECTION ACT ("OWBPA") WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE, AND SHE ACKNOWLEDGES THAT THE RELEASES SET FORTH IN THIS AGREEMENT ARE INTENDED TO RELEASE ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO FILE A CLAIM AGAINST THE COMPANY ON THE BASIS OF AGE.

         9.2 IN EXECUTING THIS AGREEMENT, THE EMPLOYEE HEREBY REPRESENTS THAT SHE HAS BEEN AFFORDED A REASONABLE OPPORTUNITY TO CONSIDER THIS AGREEMENT; THAT SHE HAS COMPLETELY AND CAREFULLY READ THIS AGREEMENT; THAT SHE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF HER OWN CHOICE PRIOR TO EXECUTING THIS AGREEMENT, AND RELIED ON THE LEGAL ADVICE OF HER ATTORNEY; THAT SHE HAD THE OPPORTUNITY TO HAVE AN ATTORNEY EXPLAIN TO HER THE TERMS OF THIS AGREEMENT; THAT SHE KNOWS AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT; THAT THE TERMS OF THIS AGREEMENT ARE TOTALLY SATISFACTORY TO AND FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED BY HER. THE EMPLOYEE ALSO AGREES THAT SHE HAS BEEN PROVIDED WITH AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND VOLUNTARILY AGREES TO BE BOUND BY IT, AND THAT SHE UNDERSTANDS THAT SHE MAY REVOKE THIS AGREEMENT

WITHIN SEVEN DAYS AFTER ITS EXECUTION AND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION FO SEVEN DAYS AFTER ITS EXECUTION.

         10. FUTURE COOPERATION. The Employee agrees to cooperate fully with the Company in connection with any matter or even relating to her employment or events that occurred during her employment, including, without limitation, in the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against the Company, including, but not limited to any claims or actions against its officers, directors and employees. The Employee's cooperation in connection with such matters, actions and claims shall include, without limitation, being available, after reasonable notice to meet with the Company regarding matters in which the Employee was involved; to prepare for any proceeding (including without limitation, depositions, consultations, discover or trail); to provide affidavits; to assist with any audits or reviews of the Company's financial statements; to assist with any legal proceeding or other inquiry and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Employee shall be reimbursed for any reasonable our-of-pocket expenses incurred in connection with providing such cooperation under this Section 10. The Employee further agrees that should she be contacted (directly or indirectly) by any person or entity adverse to the Company, the Employee shall promptly notify an executive officer of the Company in writing.

         11. EFFECT OF SETTLEMENT, INTERPRETATION AND SCHEDULES. The Company and Employee intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting this Agreement. The recitals contained at the beginning of this Agreement are expressly made a part of this Agreement. All Schedules identified in this Agreement (Schedule 2.3, Schedule 3.1 and Schedule 6) are incorporated herein by reference and made a part hereof.

         12. ARBITRATION. Any dispute or controversy between the Company and the Employee, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Florida administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company. The parties agree that any arbitration proceedings shall be held in Broward County, Florida, unless mutually agreed by both parties in writing.

13.      ENFORCEMENT.

         13.1 The Employee agrees that the Company, its subsidiaries and affiliated parties, would be damaged irreparably in the event that any provision of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Employee agrees that she will submit herself to the personal jurisdiction of the courts of the State of Florida in Broward County or any other applicable court in any action by the Company to enforce an arbitration award against her or to obtain interim injunctive or other relief pending an arbitration decision.

         13.2 The Employee acknowledges and agrees that in the event that she breaches any of the provisions of this Agreement or has made any false representations to the Company, the Company will be (i) entitled to apply for and receive an injunction to restrain any violation of this Agreement, (ii) seek return of any and all compensation paid to the Employee pursuant to Section 3 of this Agreement and (iii) the Employee will be obligated to pay the Company its costs and expenses in obtaining such injunction and/or enforcing this Agreement (including, but not limited to courts costs, expenses and reasonable legal fees) and the foregoing shall in affect the validity of this Agreement and such relief does not constitute in any way a penalty or forfeiture.

         14. SEVERABILITY AND WAIVER OF JURY TRAIL. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, Employee shall return the consideration paid to her pursuant to Section 3 of this Agreement to the Company. The Company and the Employee each knowingly, intentionally, and irrevocably waive any and all rights to a jury trial for any litigation or legal proceeding in any way relating to or arising out of this Agreement or the Employment Agreement.


                         [Signatures on following page]

         IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.


/s/ April Green
---------------
April Green
Executed on April 6, 2004


The Singing Machine Company, Inc.


/s/ Yi Ping Chan
----------------
Yi Ping Chan
Chief Operating Officer

Executed on April 6, 2004



SCHEDULE 2.3 -  Consulting Fees

SCHEDULE 3.1 - Severance Payments

SCHEDULE 6 - No Complaints or Litigation